UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)                    February 22, 2006
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32548 (Commission File Number)	52-2141938 (IRS Employer Identification No.)

46000 Center Oak Plaza Sterling, Virginia (Address of principal executive offices)	20166 (Zip Code)
     Registrant’s telephone number, including area code                     (571) 434-5400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On February 22, 2006, the Compensation Committee of the Board of Directors of NeuStar, Inc. (the “Company”): (1) approved the 2005 bonus compensation awards for certain executive officers of the Company under the Company’s annual performance incentive plan, (2) approved stock option grants and restricted stock grants under the Company’s 2005 Stock Incentive Plan to certain executive officers, (3) established annual base salaries for certain executive officers of the Company for fiscal year 2006 and (4) established the performance goals and performance targets applicable under the Company’s annual performance incentive plan for cash bonuses that certain of its executive officers are eligible to earn for fiscal year 2006.
     On February 22, 2006, the Compensation Committee also recommended to the independent members of the Board of Directors (the “Independent Directors”), and the Independent Directors approved, the following: (1) the 2005 bonus compensation award for Jeffrey E. Ganek, the Chairman and Chief Executive Officer of the Company, under the Company’s annual performance incentive plan, (2) stock option grants and restricted stock grants under the Company’s 2005 Stock Incentive Plan to Mr. Ganek, (3) Mr. Ganek’s annual base salary for fiscal year 2006 and (4) the performance goals and performance targets applicable under the Company’s annual performance incentive plan for cash bonuses that Mr. Ganek is eligible to earn for fiscal year 2006.
     The salary information is effective as of January 1, 2006.
2005 Cash Bonus
     The payment of annual performance bonus awards to the Company’s executive officers for the fiscal year ended December 31, 2005 was authorized under the NeuStar, Inc. Annual Performance Incentive Plan (the “Performance Plan”). The annual performance bonus awards were based on the Compensation Committee’s assessment of the Company’s and each executive’s performance measured against previously set financial and strategic objectives. This assessment included a review of the Company’s 2005 revenues, operating income and operating cash flows; the achievement by the Company of significant milestones, including its successful completion of an initial public offering; and the individual achievements of each executive officer. Based on this analysis, the Compensation Committee determined to grant bonuses in excess of the previously established targets for certain of its executive officers, including all of the named executive officers.
     The following table sets forth the cash bonus amounts awarded for fiscal 2005 for the Company’s named executive officers (the “Named Executive Officers”).

Name	2005 Bonus Award
Jeffrey E. Ganek
Chief Executive Officer	$312,500

Michael Lach
President and Chief Operating Officer	$243,750

Jeffrey Babka
Senior Vice President and Chief Financial Officer	$275,000

Mark D. Foster
Senior Vice President and Chief Technology Officer	$236,250

John Malone
Senior Vice President, Sales and Business Development	$198,750

Equity Grants
     As part of the compensation for performance in 2005, grants of stock options and restricted stock to each of the Company’s executive officers were approved pursuant to the Company’s 2005 Stock Incentive Plan. These grants are reported on the respective Forms 4 for each executive officer, filed on February 24, 2006.
2006 Base Salary
     The following table sets forth the revised base salary for certain of the Named Executive Officers, effective January 1, 2006.

Name	2006 Base Salary
Jeffrey E. Ganek
Chief Executive Officer	$500,000

Michael Lach
President and Chief Operating Officer	$400,000
2006 Target Bonus
     The Compensation Committee established, and, in the case of Mr. Ganek, the Independent Directors approved, the performance goals and performance targets applicable under the Performance Plan for cash bonuses that the Named Executive Officers are eligible to earn for fiscal year 2006. The 2006 target awards under the Performance Plan for each of the Named Executive Officers will be 50% of the officer’s annual base salary for the year. For each of our officers at the senior vice president level and above, including each of the Named Executive Officers, 90% of the target award will be based on the Company’s achievement of established goals relating to 2006 revenue and operating income (which, for this purpose, will exclude stock-based compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123(R)). The remaining 10% of each officer’s total target award will be based on individual achievements and is discretionary. Actual amounts payable under the Performance Plan can range from 0% to 150% of the target award, based upon the extent to which performance under each of these criteria meets, exceeds or is below target. The Compensation Committee retains discretion to pay in excess of 150% of the target award if performance significantly exceeds target levels.
Item 8.01. Other Information
     NeuStar, Inc. will hold its 2006 Annual Meeting of Shareholders on June 14, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuStar, Inc. (Registrant)
Date: February 24, 2006	By:	/s/ Jeffrey E. Ganek
		Name:	Jeffrey E. Ganek
		Title:	Chairman and CEO